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                                                                 Exhibit (a)(14)


                           TCF ACQUISITION CORPORATION
                         C/O THREE CITIES RESEARCH, INC.
                               650 MADISON AVENUE
                            NEW YORK, NEW YORK 10022

                                                                FEBRUARY 3, 1999


COMPANY CONTACT: W. ROBERT WRIGHT II, (212) 605-3217

FOR IMMEDIATE RELEASE

         NEW YORK, NEW YORK, February 3, 1999 -- Three Cities Research, Inc. today announced that TCF Acquisition Corporation has extended to 12:00 midnight, New York City time on February 16, 1999, the expiration date of its offer to purchase for cash all the outstanding shares of common stock of COHR Inc. (Nasdaq:CHRI). The tender offer was previously scheduled to expire at 12:00 midnight New York City time on Wednesday, February 3, 1999.

          At 3:00 p.m., New York City time on February 3, 1999, 1,077,229 shares had been tendered. Shareholders of TCF Acquisition Corporation already own 3,085,425 shares.


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